Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Y. Tristan Kuo	Mr. Crocker Coulson, President
CFO	CCG Investor Relations
China Biologic Products, Inc.	Tel: +1-646-213-1915 (NY office) or
Tel: +86-538-6202206	Mr. Gary Chin, Tel: +1-646-213-1909
Email: IR@chinabiologic.com	Email: crocker.coulson@ccgir.com
www.chinabiologic.com	www.ccgirasia.com

For Immediate Release

China Biologic Products Completes Acquisition of
35% Interest in Xi’an Huitian Blood Products Co., Ltd.

Taian City, Shandong Province, PRC – March 23, 2009 – China Biologic Products, Inc. (CBPO.OB) ("China Biologic" or the "Company"), one of the leading plasma-based pharmaceutical companies in the People’s Republic of China ("PRC"), announced that, its indirect majority owned subsidiary, Shandong Taibang Biological Products Co., Ltd. ("Taibang"), has completed the government approval process for the transfer of 35% of the equity interest in Xi’an Huitian Blood Products Co., Ltd. ("Huitian"), a biopharmaceutical company based in Xi’an, Shaanxi Province, to Taibang, for an aggregate purchase price of RMB 44,000,000 (approximately $6.44 million) in cash (the "Equity Transfer"). For details regarding the terms of the Equity Transfer see the current report on Form 8-K filed by the Company on October 16, 2008.

On January 15, 2009, Huitian received a certificate of approval (the "Certificate") from the provincial government in Shaanxi Province for the establishment of a foreign invested enterprise in China, which allows Huitian to operate as a Sino-foreign joint venture; and on March 17, 2009, Huitian, as a Sino-foreign joint venture, received business licenses from the Administration Bureau for Industry and Commerce in Xi’an, Shaanxi Province, to operate for 20 years.

Expected benefits of the acquisition include:

  Increase in plasma supply and additional production capacity;

  Expansion into Shaanxi Province, which has had historically high collection volumes; and

  Creation of additional synergies by leveraging overhead and research and development spending.

"We are pleased to announce the completion of this acquisition, which will strengthen our competitive position in China’s plasma-based biopharmaceutical industry," said Mr. Chao Ming Zhao, CEO of China Biologic Products. "We believe that the acquisition of Huitian will enable us to achieve our geographic expansion goals and will provide us with greater access to plasma supplies, as well as enhance our output to increase our profitability. We plan to provide technical support to Huitian for its renovation, strengthen its research and development efforts, and provide management expertise to grow the business."

Huitian is the only biopharmaceutical manufacturer in Shaanxi Province, which has a population of 37 million. Shaanxi Province historically has had a high collection volume with approximately ten plasma collection stations in operation, collecting approximately 300 tons of plasma supply each year. Huitian currently owns three out of the four plasma collection stations in Shaanxi Province that have passed government standards. Huitian produces approximately 80 tons of plasma-based products per year and has 200 tons of annual production capacity. Management believes that Huitian currently has approximately 1.2% of the market share in China, compared to China Biologic’s estimated 6.1%, and that Huitian’s plasma supply in Shaanxi Province has strong long-term growth potential. The top 6 largest plasma-based biopharmaceutical companies in China have a total market share of approximately 50%.

Huitian is also one of only 32 government approved plasma-based product producers in China, and it is in compliance with China’s Good Manufacturing Practices standards. It is approved by the PRC’s State Food and Drug Administration to produce four types of plasma-based products including Human Albumin, Human Immunoglobulin, Human Immunoglobulin for Intravenous Injection, and Human Hepatitis B Immunoglobulin.

China Biologic funded Taibang’s acquisition of the 35% interest in Huitian with internally generated funds. Taibang’s 17% minority shareholder, the Shandong Institute of Biological Products, did not contribute any amounts toward the Equity Transfer, and agreed, in a side agreement with China Biologic’s wholly-owned subsidiary, Logic Express, to allocate to Logic Express all of the economic benefits (i.e., revenues and net income) and burdens (i.e., expenses, losses and liabilities) of the 35% interest in Huitian that was acquired by Taibang.

The remaining 65% interest in Huitian is owned by Shaanxi Power Construction Group Corporation ("SPCGC") in China, a power construction company in Shaanxi Province. In accordance with the terms of the Equity Transfer, both parties have agreed not to sell their equity interests in Huitian to a third party within the next five years, and have given each other the right of first refusal thereafter. China Biologic plans to expand Huitian’s plasma collection capacity in Shaanxi Province and eventually acquire the remaining interest from SPCGC if the opportunity arises.

About China Biologic Products, Inc.

Through its indirect majority-owned subsidiary, Shandong Taibang Biological Products Co. Ltd., China Biologic Products, Inc. (the "Company"), is principally engaged in the research, development, production, manufacturing and sale of plasma-based biopharmaceutical products to hospitals and other health care facilities in China. The Company’s human albumin products are mainly used to increase blood volume and its immunoglobulin products are used for the treatment and prevention of diseases.

Safe Harbor Statement

This release may contain certain "forward-looking statements" relating to the business of China Biologic Products, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements," including statements regarding: the impact of the acquisition of Xi’an Huitian Blood Products Co., Ltd.; the ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; statements about the Company’s future revenues and earnings; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

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